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                                                                    EXHIBIT 23.5



                         CONSENT OF FINANCIAL ADVISOR


We hereby consent to the use in this Registration Statement on Form S-4 of Regions Financial Corporation of our letter to the Board of Directors of Allied Bankshares, Inc. included as Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Financial Consulting Associates, Inc.
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Financial Consulting Associates, Inc.
December 18, 1996.